Exhibit 99.1

FOR IMMEDIATE RELEASE

Tower International Announces Proposed Offering of $250 Million Senior Unsecured Notes

LIVONIA, Mich., September 10, 2014 — Tower International, Inc. (NYSE: TOWR), a leading global manufacturer of engineered automotive structural metal components and assemblies, today announced a proposed offering by two of its wholly-owned subsidiaries of $250 million aggregate principal amount of Senior Unsecured Notes. The gross proceeds from the proposed offering will be used to prepay a portion of the issuers’ existing $450 million Term Loan B due 2020. The company is also in the process of amending and restating its subsidiaries’ $150 million asset-based revolving credit facility to convert it to a $200 million cash flow revolving credit facility.

The Notes and any related guarantees are being offered only to qualified institutional buyers in reliance on Rule 144A under the Securities Act of 1933, as amended (the "Securities Act"), and outside the United States, only to non-U.S. investors in reliance on Regulation S. The Notes and any related guarantees have not been registered under the Securities Act or the securities laws of any other jurisdiction and may not be offered or sold in the United States absent registration or an applicable exemption from registration requirements under the Securities Act.

This press release does not constitute an offer to sell or the solicitation of an offer to buy securities. Any offers of the Notes and any related guarantees will be made only by means of a private offering memorandum.

This press release is being issued pursuant to Rule 135c under the Securities Act.

Forward-Looking Statements

This press release contains "forward-looking statements" within the meaning of the Private Securities Litigation Reform Act of 1995. Forward-looking statements are not guarantees of future results or conditions but rather are subject to various factors, risks and uncertainties that could cause our actual results to differ materially from those expressed in these forward-looking statements, including, but not limited to those factors listed under the caption "Risk Factors" included in Item 1A of the company's Annual Report on Form 10-K for the fiscal year ended December 31, 2013, as filed with the SEC on March 7, 2014. Caution should be taken not to place undue reliance on our forward-looking statements, which represent our view only as of the date of this release, and which we assume no obligation to update.

Investor & Media Contact:

Derek Fiebig

(248) 675-6457

fiebig.derek@towerinternational.com